Exhibit 10.2

JIM D. FLYNT

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into this 26th day of November 2007 between Key Energy Services, Inc., a Maryland corporation (the “Company”) and Jim D. Flynt (the “Executive”), in order to amend the Employment Agreement dated effective as of January 1, 2004 between the Company and Executive (the “Employment Agreement”).

RECITALS

WHEREAS, the parties desire to memorialize the Company’s assignment of the Employment Agreement, as so amended, to Key Energy Shared Services, LLC, a Delaware limited liability company; and

WHEREAS, the parties also desire to amend the Employment Agreement in order to provide for compliance with the provisions of Internal Revenue Code Section 409A concerning the payment of potential future benefits to the Executive;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

1.               Effective January 1, 2007, Company hereby assigns the Employment Agreement as amended by this Amendment to Key Energy Shared Services, LLC, a Delaware limited liability company.

2.               Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

3.                                      Vacations; Benefits. You will be entitled during the Employment Period to (i) not less than 20 vacation days per calendar year (prorated for any partial year of service), and (ii) such other fringe benefits, including, without limitation, group medical and dental, life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its employees generally.

3.               Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

4. Termination and Severance. Executive’s employment may be terminated by the Company for Cause, other than for Cause, due to his death or Disability, or upon Notice, or it may be terminated by Executive for any reason at any time. Executive agrees that he has fully negotiated this section of his Agreement with the Company to provide for sufficient severance pay, as appropriate, upon termination. Executive agrees that the terms of this agreement are exclusive and that he will not seek additional or further benefits upon termination.

(a)                                  Termination for Cause, or by Executive without Good Reason. In the event Executive’s employment hereunder is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than Good Reason following a Change in Control, as described below, the Company shall have no further obligations to Executive except that accrued but unpaid salary through Executive’s termination date and any expense reimbursements owed Executive through the date of termination. As used in this Agreement, the term “Cause” shall mean (i) the willful and continued failure by Executive to substantially perform Executive’s duties hereunder (other than any such willful or continued failure resulting from Executive’s incapacity due to physical or mental illness or physical injury), (ii) repeated substandard work performance or repeated unreliability that has not been cured to the Company’s satisfaction after notice of the same as has been provided to Executive; (iii) serious workplace misconduct, (iv) Executive’s engagement in misconduct that Executive knows or should know is injurious to any of the Key Companies, monetarily or otherwise, including injurious to the reputation of such Company (v) Executive’s conviction of a felony by a court of competent jurisdiction, (vi) fraud or other material dishonesty against any of the Key Companies, (vii) the breach of any of the provisions hereof, or (viii) the violation by Executive of any of the Key Companies’ policies, rules or regulations from time to time in effect, including without limitation, the Code of Business Conduct, securities trading policy or anti-trust policy.

(b)                                 Involuntary Termination Because of Death or Disability, and Involuntary Termination other than for Cause. In the event Executive’s employment hereunder is involuntarily terminated (i) by Executive’s death or (ii) by the Company other than for Cause (including because of Disability (defined below)) or (ii) as a result of the Company’s providing Notice to Executive that automatic extension of the Employment Period shall not occur, if the Executive is ready and willing to continue employment with the Company, Executive will be entitled to a lump sum payment equal to two times Executive’s annual base salary less applicable deductions and withholdings, on the 30th day following Executive’s termination. In the event Executive’s employment is terminated by the Company as a result of Executive’s Disability, then the severance compensation referred to above shall be reduced by the amount of any disability insurance proceeds actually paid to Executive or for Executive’s benefit during the said time period. As used in this Agreement, the term “Disability” means Executive’s inability, with or without reasonable accommodation, to perform Executive’s obligations and duties hereunder by reason of physical or mental illness or injury for a period of 120 days.

(c)                                  Involuntary Termination following a Change of Control. If, within one year following a Change of Control of Key Energy, as that term is defined in Exhibit A, attached hereto, Executive’s employment is terminated involuntarily (i) by the Company other than for Cause (including because of Executive’s Disability as defined above) or (ii) automatically as a result of the Company’s providing Notice to Executive that automatic extension of the Employment Period shall not occur (if the Executive is ready and willing to continue employment with the Company), or (iii) Executive resigns with Good Reason, as that term is defined below, then in addition to any payment to which Executive may be entitled under Section 4(b), Executive also will be entitled to continued coverage for Executive and his dependents under the Company’s medical and dental benefit plans for 12 months at a cost to Executive equal to the cost of such coverage prior to his termination; provided, however, that such continued coverage shall immediately end upon obtainment of new employment and coverage under a similar welfare benefit plan (with the  obligation to promptly report such new coverage to the Company). The period of subsidized coverage shall be applied against the period of continued coverage that would otherwise be required to be provided under applicable law.

“Good Reason” shall mean the occurrence of one or more of any of the following:

(i)                                     A material diminution in the Executive’s base compensation, authority, duties or responsibilities from those in effect immediately prior to the date a Change in Control occurs;

(ii)                                  A material diminution in the authority, duties or responsibilities of a supervisor to whom the Executive reports (including a requirement that the Executive report to another individual rather than to the Board of Directors of Company) from those in effect immediately prior to the date a Change in Control occurs;

(iii)                               A material diminution in the budget over which the Executive retains authority from that which he or she had authority over immediately prior to the date a Change in Control occurs;

(iv)                              A material change in the geographic location at which the Executive must perform services from the location at which the executive was required to perform services immediately prior to the date a Change in Control occurs; or

(v)                                 Any other action or inaction by the Company that constitutes a material breach of this Agreement.

Good Reason shall only be found to exist where (i) the Executive provided notice to Company of the existence of one of the above conditions within 90 days of the initial existence of such condition, (ii) the Company was provided 30 days from the date of the Executive’s notice to remedy that condition (the “Cure Period”), and (iii) the condition was not remedied by the Company during the Cure Period.

(d)                                 Special Rules Pertaining to Termination. For purposes of this Agreement, Executive’s employment will not be considered to have terminated unless, as a result of a termination, Executive has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) with the “Key Energy Controlled Group.”  The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-1(g)) as the result of the application of Treas. Reg. § 1.409A-1(h)(3).

4.               Section 11 is hereby added to the Employment Agreement, following Section 10, to read as follows:

11. Withholding and Certain Tax Matters. Executive acknowledges and agrees that any or all payments under this agreement may be subject to reduction for tax and other required withholdings.

(a)                                  Interpretation of Agreement. To the full extent possible, the terms of this Agreement shall be construed and administered so that no amount is includable in Executive’s gross income under Code Sec. 409A, and those Sections of the Agreement relating to timing of payments shall have an effective date of January 1, 2005.

(b)                                 Payment Schedule. Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in Executive’s gross income under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a) (2) (B) of the Internal Revenue Code, then any such payments that Executive would otherwise be entitled to during the first six months following the date of Executive’s separation from service shall be accumulated and paid on the date that is six months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in the Executive’s gross income under Section 409A of the Internal Revenue Code.

(c)                                  Tax Gross-up Payment.

In the event that any amount arising from this Agreement is includable in Executive’s gross income for a taxable year of the Executive under Section 409A of the Internal Revenue Code as the result of the terms of this Agreement and/or the administration of those terms (“the Included Amount”), then the Company shall pay to the Executive an amount equal to the 20% additional tax imposed under Section 409A on the Included Amount, together with any underpayment penalties and interest (the “Additional Tax”) resulting from the inclusion of the additional amount. The Company also will pay the Executive an additional amount necessary to “gross up” the Executive for additional income taxes on the Additional Tax payment, on the earlier of (a) the thirtieth day following the date on which it is finally determined by a court or administrative agency that the Included Amount was includible in Executive’s gross income as the result of the application of Section 409A(a)(1)(B) to the Included Amount; or (b) the last day of the Executive’s next taxable year.

To receive a Gross-up Payment, Executive must give the Company written notice of any determination by the Executive, or any claim by any taxing authority, that he owes Additional Tax as the result of the inclusion of the Included Amount as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim,  The notice must, to the extent Executive has or may reasonably obtain such information, apprise the Company of the amount of such Additional Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Additional Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the inclusion of the Included Amount and/or the amount of the Additional Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Additional Tax, and Executive will take all reasonable steps requested by the Company to contest the inclusion of the Included Amount and/or the amount of the Additional Tax resulting from such inclusion, provided that in the event there is a contest with any taxing authority regarding the inclusion and/or the amount of the Additional Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on the Additional Tax (including any interest and penalties with respect thereto) and the Company’s payment of the Executive’s costs and expenses hereunder.

5.               Except as set forth in this Amendment, all provisions, terms and conditions in the Employment Agreement remain unmodified and in full force and effect, and the Employment Agreement is hereby in all respects ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KEY ENERGY SERVICES, INC.
KEY ENERGY SERVICES, LLC

By:	/s/ Richard J. Alario
Richard J. Alario
President

ACCEPTED AND AGREED:

/s/ Jim D. Flynt
Jim D. Flynt, Sr. Vice President

November 26, 2007
Date

EXHIBIT A

Definition of Change of Control of Key Energy Services, Inc.

“Change of Control” shall mean:

a.                                       a merger of Key Energy Services, Inc. (“the Company”) with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event;

b.                                      the dissolution or liquidation of the Company;

c.                                       when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

d.                                      as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board. For purposes of the preceding sentence, (i) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which even the resulting entity shall be such other entity, and (ii) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.